EXHIBIT 99.1

China Shuangji Cement, Ltd. Announces Second Quarter 2010 Results
-- Solid Increases in Revenues and Profits Driven by Higher Sales of Cement

Press Release Source: China Shuangji Cement, Ltd. On Monday August 23, 2010, 4:26 pm EDT

ZHAOYUAN CITY, China--(BUSINESS WIRE)--China Shuangji Cement, Ltd. (OTCBB:CSGJ) ("China Shuangji" or the "Company"), a leading producer of high-quality Portland cement in Shandong and Hainan Provinces in the People’s Republic of China (PRC), today announced its financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights

•	Total revenue increased 11.5% to $15.3 million from $13.7 million a year ago.

•	Gross profit increased 14.0% to $2.4 million from $2.1 million a year ago.

•	Gross margin increased slightly to 15.8% from 15.4% in the same period last year.

•	Operating expenses were $715,596, up from $544,290 in the same period last year.

•	Operating income rose 7.9% to $1.7 million from $1.6 million a year ago.

•	Net income rose to $1.14 million compared to $1.13 million a year ago, an increase of $8,801.

•	Working capital increased 18.4% to $12.6 million at June 30, 2010, from $10.7 million at December 31, 2009.

•	Shareholders’ equity increased to $28.6 million at June 30, 2010, from $26.1 million at December 31, 2009.

•
Secured $3.7 million “conventional” loan from a Chinese investor to complete construction of new modern cement factory. This loan is not convertible and does not have any warrants. It has a 10 year term and has a 10% interest rate with principal to be repaid when the loan is due.

“We experienced strong sales in the second quarter as a result of increased production from our cement plant in Longkou and rising demand for our high-grade bulk cement due to the construction of new buildings, roads, and other infrastructure projects,” commented Mr. Wenji Song, Chairman and President of China Shuangji Cement, Ltd. “This resulted in a 14% increase in gross profit as we continued to sell all of the cement we produced. During the quarter, we also secured a non-convertible $3.7 million loan that we are using to complete the construction of our new, state-of-the-art cement factory in Zhaoyuan City. This will allow us to increase our production capacity by 1,000,000 metric tons, or roughly 66%, to an estimated 2,500,000 metric tons per year. We are already seeing strong interest from local contractors to buy cement from this plant and more than enough demand to absorb all of our anticipated new production.”

Second Quarter 2010 Results

Net revenue for the three months ended June 30, 2010, rose 11.5% to $15.3 million from $13.7 million a year ago. In the second quarter, cement sales increased by 15,326 metric tons, or 4.4%, to 364,778 metric tons from 349,452 metric tons in the same period last year. The increase in revenue was primarily due to production from the new Longkou Cement plant acquired in April 2009, which has an upgraded capacity of 500,000 metric tons.

Cost of sales for the three months ended June 30, 2010, increased $1.3 million, or 11.0%, to $12.8 million from $11.6 million for the same period a year ago. The increase was primarily due to the increase in sales. Cost of sales, as a percentage of total net revenue decreased by 0.35% from 84.58% in the three months ended June 30, 2009, compared to 84.23% for the three months ended June 30, 2010. The difference represents a decrease of 0.41%, which is primarily due to higher raw materials prices.

Gross profit for the three months ended June 30, 2010, increased by $295,483, or 14.0%, to $2.4 million from $2.1 million for same period a year ago. The increase was primarily due to the increase in sales. Gross margin increased to 15.8% from 15.4% in the same period last year.

Operating expenses for the three months ended June 30, 2010, increased by $171,306 to $715,596 from $544,290 for the same period a year ago. The increase was primarily due to issuances of stock and warrants as consideration for certain consulting and professional services.

Operating income for the three months ended June 30, 2010, increased by $124,177, or 7.9%, to $1.7 million from $1.6 million for the same period a year ago. The increase was primarily due to an increase in sales due to additional production from the Company’s Longkou cement plant.

Net income for the three months ended June 30, 2010, was $1.14 million, or $0.04 per diluted share, compared to $1.13 million, or $0.04 per diluted share, a year ago, an increase of $8,801 or 0.8%.

Financial Condition

As of June 30, 2010, China Shuangji Cement had $20,571 in cash and cash equivalents, $12.6 million in working capital, up 18.4% from working capital of $10.7 million at December 31, 2009, and approximately $1.2 million in bank loans. Shareholders’ equity at June 30, 2010, was approximately $28.6 million, a 9.4% increase compared to $26.1 million recorded at the end of 2009.

The Company generated $1.13 million in net cash flow from operating activities in the first six months of 2010, versus $1.56 million in net cash flow in the corresponding period of 2009. The decrease was primarily due to a decrease in net income for the six month period and increase in inventories.

Six Month Operating Highlights

Revenues for the six months ended June 30, 2010, totaled $27.2 million, compared to revenues of $25.2 million for the same period last year, an increase of 8.1%. The sales increase for the period was attributable to production from the new Longkou Cement plant that was acquired in April 2009. Gross margin in the first half was 15.6% compared to 14.9% for the first half of 2009. The increase was primarily due to the increase in sales. Net income for the first six months of 2010 was $1.9 million, or $0.06 per diluted share, versus net income of $2.4 million, or $0.09 per diluted share, in the same period in 2009. The decrease was primarily due to due to increase in General and Administrative Expenses and gain from sale of property occurring in 2009 and not in 2010.

Business Outlook

“We are very excited about our prospects for the remainder of 2010 and beyond as China’s economy continues to expand,” said Mr. Wenji Song, Chairman and President of China Shuangji Cement, Ltd. “We see significant growth in construction and infrastructure projects in the fast growing areas where we operate, Shandong and Hainan provinces. This is supported by the government’s $586 billion stimulus package that calls for substantial investments in cement intensive projects for many years to come and the closure of outdated cement facilities. Going forward, we are excited about our prospects and have positioned ourselves to take advantage of these conditions as we complete equipment installation our new 1,000,000 metric ton cement plant and get ready to bring this facility online. We believe that our expected 66% increase in production capacity should translate into a commensurate increase in our sales and profits."

Conference Call

The Company will conduct a conference call at 9:00 a.m. Eastern Daylight Time on Tuesday, August 24, 2010 to discuss its second quarter 2010 results. To participate in the call, please dial the following number five to ten minutes prior to the scheduled call time: (800)-260-2108. International callers should dial 512-225-9559. The conference ID for this call is 845115#.

About China Shuangji Cement, Ltd.

China Shuangji Cement, Ltd. (OTCBB: CSGJ - News), through its affiliates and controlled entities, is a leading producer of high-quality Portland cement in Shandong and Hainan Provinces. Its processed cement products are primarily purchased by contractors for the construction of buildings, roads, and other infrastructure projects. The Company currently produces approximately 1,500,000 tons of Portland cement annually from two facilities in Hainan and one facility in Shandong and it expects its output will increase by 1,000,000 tons to a total of 2,500,000 tons once the new Zhaoyuan (Shandong Province) plant and upgrades are completed. For more information about China Shuangji, please visit its corporate website at http://www.shuangjicement.com.

Safe Harbor Statement

The information contained herein includes forward-looking statements. These statements relate to future events or to our future anticipated financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development and market conditions. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We do not intend to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. In addition, please refer to the Risk Factor section of our 2009 Form 10-K filed with the Securities and Exchange Commission on April 15, 2010 and detailed in other reports filed with the Securities and Exchange Commission from time to time.

Note: Some numbers in the text of this press release have been rounded. Actual numbers are stated below.

CHINA SHUANGJI CEMENT LTD.
CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Sales	$15,252,685	$13,682,242	$27,204,080	$25,164,071
Cost of Sales	12,846,840	11,571,880	22,949,992	21,417,911
Gross Margin	2,405,845	2,110,362	4,254,088	3,746,160

Operating Expenses
Selling expenses	88,012	87,619	154,483	146,192
General and administrative expenses	627,584	456,671	1,204,208	807,990
	715,596	544,290	1,358,691	954,182

Income From Operations	1,690,249	1,566,072	2,895,397	2,791,978

Other Income ( Expense)
Interest expense	(23,268)	(23,631)	(54,013)	(75,382)
Gain from sale of property	-	-	-	423,483
Other income	-	-	-	13,022
	(23,268)	(23,631	(54,013)	361,123

Operating Income Before Income Tax Expense And Noncontrolling Interest	1,666,981	1,542,441	2,841,384	3,153,101

Income Tax Expense	523,868	408,129	907,278	812,440

Net Income	1,143,113	1,134,312	1,934,106	2,340,661

Less: Net income attributable to Noncontrolling Interest	(148,803)	(18,288)	(177,664)	(18,288)

Net Income attributable to stockholders	994,310	1,116,024	1,756,442	2,322,373

Foreign Currency Translation Gain	114,660	2,653	118,859	32,160
Foreign Currency Translation Gain attributable to Noncontrolling Interest	5,471	217	5,661	217
Comprehensive Income	$1,114,441	$1,118,894	$1,880,962	$2,354,750

Earning per share
Basic	$0.04	$0.11	$0.06	$0.27
Diluted	$0.04	$0.04	$0.06	$0.09
Weighted average number of shares outstanding
Basic	28,254,490	10,293,536	28,126,310	8,523,151
Diluted	28,259,823	27,607,162	28,130,364	27,296,853

Statement of Consolidated Comprehensive Income
Net Income	$1,143,113	$1,134,312	$1,934,106	$2,340,661
Foreign Currency Translation Gain	120,131	2,870	124,520	32,377
Comprehensive Income	1,263,244	1,137,182	2,058,626	2,373,038
Less: Comprehensive income attributable to noncontrolling interest	(154,274)	(18,505)	(183,325)	(18,505)
Comprehensive income attributable to stockholders	$1,108,970	$1,118,677	$1,875,301	$2,354,533

CHINA SHUANGJI CEMENT, LTD.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$20,571	$47,513
Accounts receivable, net	3,889,799	3,382,114
Other receivable, net	975,790	1,186,481
Inventories	11,412,942	9,215,333
Subsidy receivables	5,434,304	5,411,572
Total Current Assets	21,733,406	19,243,013

Plant, property and equipment, Net	16,947,520	16,261,527
Construction In Progress	2,970,997	2,958,570
Land use right, Net	168,211	169,502
Goodwill	206,241	205,378
	$42,026,375	$38,837,990
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$924,796	$735,381
Short-term bank loans	1,232,709	1,227,553
Accrued payroll	214,284	229,687
Other payable	426,283	293,264
Taxes payable	5,236,417	5,025,270
Accrued liability	1,068,488	1,064,019
Total Current Liabilities	$9,102,977	$8,575,174

Long-term liabilities
Deferred Revenue	881,238	877,552
Long term payable	2,056,223	2,047,622

EQUITY
Stockholders' Equity
Preferred Stock, $.0001 par value, 100,000,000 shares authorized, Zero shares issued and outstanding as of June 30, 2010 and December 31, 2009	-	-
Common stock, $.0001 par value, 100,000,000 shares authorized, 28,719,346 and 27,839,346 shares issued and outstanding as of June 30, 2010 and December 31, 2009	2,872	2,784
Additional paid-in capital	18,206,934	17,617,355
Appropriated retained earnings	9,418,306	9,418,306
Unappropriated retained earnings	587,484	(1,168,960)
Accumulated other comprehensive income	398,150	279,291
Total Stockholders' Equity	28,613,746	26,148,776
Noncontrolling interest	1,372,191	1,188,866
Total Equity	29,985,937	27,337,642

	$42,026,375	$38,837,990

CHINA SHUANGJI CEMENT, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,934,106	$2,340,661
Adjustments to reconcile net income to net cash provided by operating activities:
Warrant issuance for consulting service	50,647	-
Stock issuance for consulting service	539,020	88,000
Gain from sale of property	-	(423,483)
Depreciation	544,926	490,083
Amortization	1,995	1,992
Change in operating assets and liabilities
Accounts receivable	(491,591)	(457,449)
Other receivable	214,850	(99,497)
Inventories	(2,150,643)	877,674
Accounts payable	185,616	(513,367)
Accrued payroll	(16,305)	(52,579)
Other payable	131,283	(471,723)
Tax payable	189,311	44,326
Accrual expenses	-	(260,728)
Net cash provided by operating activities	$1,133,215	$1,563,910

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property & equipment	(1,160,249)	(876,779)
Cash acquired in acquisitions	-	9,642
Net cash used in investing activities	$(1,160,249)	$(867,137)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan payments	-	(730,649)
Net cash used in financing activities	$-	$(730,649)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(27,034)	(33,876)

EFFECT OF EXCHANGE RATE FLUCTUATION ON CASH AND CASH EQUIVALENTS	92	707

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	47,513	60,954

CASH AND CASH EQUIVALENTS, END OF PERIOD	$20,571	$27,785

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$560,462	$730,326
Interest payments	$52,705	$125,712

Contact:

Investor Relations Contact:
Mr. Andrew Haag, Managing Partner, USA
Hampton Growth, LLC
Tel: +1-877-368-3566
E-mail: csgj@hamptongrowth.com

or

Mr. Robert Haag, Managing Director, Asia
Hampton Growth, LLC
Tel: +86 -152-2174-3282
Tel + 1-310-928-7772
E-mail: robert@hamptongrowth.com
Website: www.hamptongrowth.com